Exhibit 99.2

KLDiscovery Inc. Adds Arjun Shah to the Board of Directors

McLEAN, Va.— March 17, 2021 — KLDiscovery Inc. (“KLDiscovery”), a leading global provider of electronic discovery, information governance and data recovery services, today announced that it is adding Arjun Shah to its Board of Directors, effective March 16, 2021.

Mr. Shah is a Vice President at The Carlyle Group Inc. (“Carlyle”). He is focused on investment opportunities in the technology, media and telecom sectors.

Prior to joining Carlyle in 2017, Mr. Shah worked at Tinicum Incorporated and Blackstone.

Mr. Shah received his MBA from Harvard Business School where he was a Baker Scholar. He graduated summa cum laude from University of Pennsylvania where he received a BS in economics from the Wharton School and a BS in engineering.

“We are pleased to welcome Arjun to our Board of Directors,” said Christopher Weiler, Chief Executive Officer of KLDiscovery. “He brings a wealth of financial and technology experience to our Board.”

KLDiscovery’s Board members are: Chair of the Board - Donna Morea; Chris Weiler, CEO KLDiscovery; Ian Fujiyama; Kevin Griffin; Jonathan Ledecky; Evan Morgan; Lawrence Prior III; Arjun Shah, Lauren Tanenbaum; and Richard Williams.

About KLDiscovery

KLDiscovery provides technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. The company has 32 locations, nine data centers and 18 data recovery labs across 18 countries and is a global leader in delivering best-in-class eDiscovery, information governance and data recovery solutions to support the litigation, regulatory compliance, internal investigation and data recovery and management needs of our clients. Serving clients for over 30 years, KLDiscovery offers data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software and data hosting for web-based document reviews, and managed document review services. In addition, through its global Ontrack Data Recovery business, KLDiscovery delivers world-class data recovery, email extraction and restoration, data destruction and tape management. KLDiscovery has been recognized as one of the fastest growing companies in North America by both Inc. Magazine (Inc. 5000) and Deloitte (Deloitte's Technology Fast 500) and CEO Chris Weiler was recognized as a 2014 Ernst & Young Entrepreneur of the Year™. Additionally, KLDiscovery is a Relativity Certified Partner and maintains ISO/IEC 27001 Certified data centers around the world. For more information, please email info@kldiscovery.com or visit www.kldiscovery.com.

Media Contact:
Krystina Jones
888-811-3789

Exhibit 99.2

krystina.jones@kldiscovery.com

Investor Contact:

Richard Simonelli

202-450-9516

richard.simonelli@kldiscovery.com